                                                                                                                     Exhibit 12



                                              BERGEN BRUNSWIG CORPORATION
                                     CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND 1994, THE YEAR ENDED SEPTEMBER 30, 1994,
                     THE ONE MONTH ENDED SEPTEMBER 30, 1993 AND THE FOUR YEARS ENDED AUGUST 31, 1993
                                             (In thousands, except ratios)


                                    Six Months Ended         Year         One Month
                                        March 31,            Ended          Ended              Years Ended August 31,
                                   -------------------   September 30,  September 30, -----------------------------------------
                                     1995       1994         1994           1993        1993       1992       1991       1990
                                   --------   --------   ------------   -----------   --------   --------   --------   --------

Fixed Charges:

  Interest and amortization of
    issuance costs...............  $ 15,526   $ 12,437     $ 25,039       $ 1,756     $ 27,085   $ 15,476   $ 14,528   $ 12,197
  Portion of rental expense
    representing interest........     2,906      2,658        5,299           428        5,495      4,935      5,281      5,304
                                   --------   --------     --------       -------     --------   --------   --------   --------
      Total fixed charges........    18,432     15,095       30,338         2,184       32,580     20,411     19,809     17,501

Earnings:

  Earnings from continuing
    operations before taxes on
    income.......................    54,161     43,806       98,112         2,635       48,260     83,470     89,626     86,755
                                   --------   --------     --------       -------     --------   --------   --------   --------
      Total earnings.............  $ 72,593   $ 58,901     $128,450       $ 4,819     $ 80,840   $103,881   $109,435   $104,256
                                   ========   ========     ========       =======     ========   ========   ========   ========

Ratio of earnings to
  fixed charges..................       3.9        3.9          4.2           2.2          2.5        5.1        5.5        6.0
                                   ========   ========     ========       =======     ========   ========   ========   ========
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